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                                                                    EXHIBIT 3.2a

                              ARTICLES OF AMENDMENT

                            OF ARTICLES SUPPLEMENTARY

                                       OF

                         SPECIALTY MORTGAGE TRUST, INC.

                       CLASS A CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

             [Filed in the Maryland State Department of Assessments
                         and Taxation on June 19, 2001.]


       Specialty Mortgage Trust, Inc., a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

       FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the Board of Directors duly divided and classified 5,000,000 shares of the capital stock of the Corporation into a series designated Class A Convertible Preferred Stock and provided for the issuance of such series.

       SECOND: The Corporation filed Articles Supplementary on January 30, 1998 with the Maryland Department of Assessments and Taxation, which Articles Supplementary set forth the terms of the Class A Convertible Preferred Stock.

       THIRD: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the Board of Directors has, with the required consent of existing holders of shares of the Class A Convertible Preferred Stock, duly divided and classified an additional 5,000,000 shares of the capital stock of the Corporation into 5,000,000 shares of Class A Convertible Preferred Stock and has provided for the issuance of such shares, bringing the total shares of authorized Class A Convertible Preferred Stock to 10,000,000.

       FOURTH: The Board of Directors authorized the filing of Amended and Restated Articles Supplementary to amend the terms of Class A Convertible Preferred Stock only to the extent necessary to reflect the increased number of shares of such Preferred Stock.

       FIFTH: The terms of the Class A Convertible Preferred Stock as set by the Board of Directors are amended and restated in their entirety as follows:

       Section 1. Designation and Amount; Fractional Shares; Par Value. There shall be a class of Preferred Stock of the Corporation designated as "Class A Convertible Preferred Stock" and the number of shares constituting such series shall be 10,000,000. The Class A Convertible Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Class A Convertible Preferred Stock as set forth herein and in the Charter. The par value of each share of Class A Convertible Preferred Stock shall be $0.01. The shares of Class A Convertible Preferred Stock are being offered for sale in a private placement (the "Placement").


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       Section 2. Dividends. The holders of Class A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends in such amounts as the Board of Directors may from time to time determine in order to satisfy the dividend distribution requirements applicable to "real estate investment trusts" under the provisions of the Internal Revenue Code of 1986, as it may be amended, or for such other purpose as the Board of Directors may deem appropriate.

       In no event, so long as any Class A Convertible Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock or any other class or series of capital stock that ranks junior to the Class A Convertible Preferred Stock as to dividends, nor (without the written consent of the holders of 66 2/3% of the outstanding Class A Convertible Preferred Stock) shall any shares of Common Stock or such other class or series of capital stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any shares of Common Stock, unless in each instance the price paid for such purchase or redemption does not exceed $0.01 per share (adjusted for any subsequent dividends or distributions payable in Common Stock or such other class or series of capital stock or any subdivision or combination or reclassification of Common Stock or such other class or series of capital stock).

       Section 3. Liquidation Preference. Subject to the prior payment in full of the preferential amounts to which shares of any other series or class of stock of the Corporation ranking, as to distributions upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidation"), senior to the Class A Convertible Preferred Stock, are entitled in the event of any Liquidation, each holder of a Class A Convertible Preferred Stock shall be entitled to receive, and be paid out of the assets of the Corporation available for distribution to its stockholders, a liquidation preference in the amount of $10.00 per share, plus all declared and unpaid dividends on such share (the "Liquidation Preference"). If upon any Liquidation the amounts payable with respect to the Liquidation Preference of the Class A Convertible Preferred Stock and any shares of a class or series of the Corporation's stock ranking on a parity with the Class A Convertible Preferred Stock as to distributions upon such Liquidation ("Parity Stock") are not paid in full, the holders of Class A Convertible Preferred Stock and of such shares of Parity Stock will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which the holders of Class A Convertible Preferred Stock and the holders of such shares of Parity Stock are entitled will in all cases bear to each other the same ratio that the liquidation preferences of the Class A Convertible Preferred Stock and such shares of Parity Stock bear to each other. Following the payment of all of the Liquidation Preference, to the extent of any remaining assets, the holders of the Class A Convertible Preferred Stock and the holders of the Common Stock of the Corporation will share the remaining amounts payable and other property distributable with respect to such Liquidation equally per share, with each share of Class A Convertible Preferred Stock being treated for such purposes as if it had been converted on the day immediately prior to the commencement of the Liquidation into the number of shares of Common Stock that would be issuable at such time pursuant to Section 4(a)(i). Neither a consolidation or merger of the Corporation with or into another corporation, nor a merger of any other corporation with or into the Corporation, nor the sale of all or substantially all of the Corporation's property or business (other than in connection with a winding up of its business) will be considered a Liquidation for purposes of this Section.

       Section 4. Conversion Provisions.

       (a) Conversion Events.

              (i) Automatic Conversion. Notwithstanding anything to the contrary contained in this Section, each share of Class A Convertible Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock, or such other securities and property as hereinafter provided (calculated as to each conversion to the nearest 1/100th of a share with .5/100 rounded upwards), equal to one times the ratio (the "Conversion Ratio") of (A) $10.00, divided by (B) the Conversion Price. The conversion shall occur upon the earlier to occur of the following: (i) the date of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public resulting in gross proceeds to the Corporation of at least $20


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million and at a price per share of at least $10.00 or such lesser amount of proceeds and/or lower price per share as may be approved by two-thirds of the voting power of the Preferred Stock (a "Qualified IPO"), (ii) after March 31, 2000 when and if the return on equity for the previous four quarters exceeds 13%, or (iii) after March 31, 2001 when and if the return on equity for the previous four quarters exceeds 12%. A conversion pursuant to clause (i) shall be deemed to occur at the time the closing is complete and a conversion pursuant to clause (ii) or (iii) shall be deemed to occur at 12:01 a.m. on the first day of the quarter following the four quarters referred to in such clauses. Return on equity is calculated for the previous four quarters by dividing the Company's Taxable Income for the period by its Average Net Worth for the quarter. For such calculations, the "Taxable Income" of the Company means the taxable income of the Company determined in accordance with GAAP after the Manager's incentive compensation, but before the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for the Company's interest expenses for borrowed money is taken when calculating Taxable Income. "Average Net Worth" for any period means the arithmetic average of the sum of the net proceeds from any offering of its equity securities by the Company, after deducting expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments) computed by taking the daily average of such values during such period. Return on equity for purposes of this calculation is not related to the actual distributions received by stockholders. For purposes of the Class A Convertible Preferred Stock, "Conversion Price" shall initially mean $10.00 until such Conversion Price is adjusted in accordance with the provisions of Section 4(d) hereof and thereafter shall mean the Conversion Price in effect from time to time as adjusted. Except as specifically provided in Section 4(d) hereof, there shall be no adjustment of the Conversion Price in case of the issuance of any securities of the Corporation. All adjustments in the Conversion Price shall be rounded to the nearest whole cent, with one-half cent rounded upwards.

              (ii) Optional Conversion. Each holder of shares of Class A Convertible Preferred Stock shall have the right, at such holder's option, to convert all or a portion of the shares held, at any time or from time to time following the date occurring three years after the last closing under the Placement into that number of fully paid and nonassessable shares of Common Stock, or such other securities and property as hereinafter provided (calculated as to each conversion to the nearest 1/100th of a share, with .5/100 rounded upwards), determined by multiplying the aggregate number of shares of Class A Convertible Preferred Stock being converted at such time by such holder, by the Conversion Ratio.

       (b) Conversion Procedures. Any holder of shares of Class A Convertible Preferred Stock desiring to convert shares pursuant hereto shall surrender the certificate or certificates evidencing such shares to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class A Convertible Preferred Stock) at any time during its usual business hours which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to Section 4(f), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

       The Corporation shall, as soon as practicable after effectiveness of conversion of shares of Class A Convertible Preferred Stock and compliance with the other conditions herein contained, deliver to the holder whose shares of Class A Convertible Preferred Stock are so converted, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as hereinafter provided. The conversion pursuant to Section 4(a)(i) shall be deemed to have been effected at the time and on the date therein specified. Subject to the following provisions of this paragraph, each conversion pursuant to Section 4(a)(ii) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class A Convertible Preferred Stock to be converted shall have been surrendered together with the irrevocable written notice and the payment of taxes (if applicable), all as provided in this Section 4(b), and the person or persons entitled


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to receive the Common Stock deliverable upon conversion of such Class A
Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and the other conditions specified above have been satisfied. Notwithstanding the preceding sentence, in the event that at the time of surrender of shares of Class A Convertible Preferred Stock for conversion pursuant to Section 4(a)(ii) the Corporation has an effective registration statement covering such conversion to Common Stock, the holder so surrendering shares for conversion shall have the right to rescind such election to convert (by delivering a written notice to that effect to the Corporation at the office at which such shares were surrendered) for a period ending at the close of business on the fifth business day after the Corporation shall have mailed (for overnight delivery if possible) to such holder at its last address as it shall appear upon the stock transfer books of the Corporation a copy of the Prospectus covering such conversion. No holder of Class A Convertible Preferred Stock shall have any rights as a holder of Common Stock (or any other securities into which the Class A Convertible Preferred Stock may become convertible) unless and until such conversion has been effected.

       The holder of a share of Class A Convertible Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable thereon on the corresponding dividend payment date notwithstanding the conversion thereof during the period between the record date with respect to such dividend and the corresponding dividend payment date or the Corporation's default in the payment of the dividend due on such dividend payment date. Except as provided in the preceding sentence, no payments or adjustments in respect of dividends on shares of Class A Convertible Preferred Stock converted or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Class A Convertible Preferred Stock.

       (c) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Class A Convertible Preferred Stock. If a certificate or certificates representing more than one share of Class A Convertible Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class A Convertible Preferred Stock so surrendered by such record holder as provided in Section 4(b). In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Class A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the current fair market value of the Common Stock on the day immediately preceding the date of conversion, as determined by the Board of Directors.

       (d) Adjustments to Conversion Price; Fundamental Change.

              (i) Changes in Capital Stock. If, after the issuance of any shares of Class A Convertible Preferred Stock, the Corporation:

                     (A) subdivides its outstanding shares of Common Stock into a greater number of shares; or

                     (B) combines its outstanding shares of Common Stock into a smaller number of shares; or

                     (C) issues, by any dividend or distribution to the holders of Common Stock, shares of Common Stock; or

                     (D) issues, by reclassification of its Common Stock, any
              shares of its capital stock;

then the conversion rights and the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of shares of Class A Convertible Preferred Stock thereafter converted may receive the number of


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shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted the shares of Class A Convertible Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the effective date of the subdivision, combination, issuance or reclassification.

       If after an adjustment a holder of shares of Class A Convertible Preferred Stock upon conversion of such shares may receive shares of two or more classes of capital stock of the Corporation, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Section 4(d) with respect to Common Stock, on terms comparable to those applicable to Common Stock in this Section 4(d).

              (ii) Anti-dilution Provision. If the Corporation shall issue any class or series of capital stock of the Corporation that ranks junior to the Class A Convertible Preferred Stock at a price per share less than the greater of (A) $10.00 and (B) the Fair Market Value per share of such capital stock (such greater amount being hereinafter referred to as the "Base Price"), then the Conversion Price in effect at the opening of business on the day next following such issuance shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day next following such issuance by (II) a fraction, the numerator of which shall be the sum of (x) the number of shares of all classes and series of capital stock outstanding on the close of business on the day next preceding the day of such issuance and (y) the number of shares that could be purchased at the Base Price from the aggregate proceeds to the Corporation from the issuance of such new shares of capital stock, and the denominator of which shall be the sum of (xx) the number of shares of all classes and series of capital stock outstanding on the close of business on the day next preceding the day of such issuance and (yy) the number of additional shares of capital stock being issued; provided, however, that no adjustment to the Conversion Price shall be made as a result of a Qualified IPO. For purposes of this subsection, "Fair Market Value" shall mean, as to any class or series of capital stock that is not publicly traded, the fair value of the shares of such class or series as determined reasonably and in good faith by a majority of the Board of Directors of the Corporation including a majority of the Independent Directors (as defined in the Corporation's Bylaws) and, as to publicly traded securities, shall mean the average of the daily Current Market Prices of a share of such capital stock during five (5) consecutive trading days selected by the Corporation commencing not more than twenty (20) trading days before, and ending not later than the effective day of the Conversion Price adjustment pursuant to this subsection. "Current Market Price" of publicly traded securities for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the Nasdaq National Market or the principal national securities exchange on which such securities are listed or admitted for trading, or if not so quoted, listed or admitted, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq.

              (iii) De Minimis Adjustments. If the amount of any adjustment of the Conversion Price required pursuant to this Section 4(d) would be less than one percent (1%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, no adjustment to the Conversion Price shall be made and such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amounts so carried forward, shall aggregate at least one percent (1%) of such Conversion Price.

              (iv) Reorganization. If a Change of Control shall occur with respect to the Corporation or if the Corporation is a party to a consolidation or a merger or other combination, or transfers all or substantially all of its assets as an entirety (any such Change of Control, consolidation, merger, combination or transfer being hereinafter referred to as a "Fundamental Change"), each holder of Class A Convertible Preferred Stock shall be given the option to elect to receive either (i) the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Change if such holder had converted such shares of Class A Convertible Preferred Stock immediately before the effective date of the Fundamental Change or (ii) the Liquidation Preference of such shares of Class A Convertible Preferred Stock. No later than the twentieth day after the day the Corporation mails notice of a proposed Fundamental Change or the occurrence of a Fundamental Change, as required under Section 4(g), each holder of Class A Convertible Preferred Stock shall mail to the Corporation its election to receive


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the amounts specified under either (i) or (ii) above. If no election is timely mailed by a holder, the Corporation shall determine in its sole discretion whether such holder receives the amounts under (i) or (ii). For purposes of this subsection (d)(iv), a "Change of Control" shall be deemed to occur if, and only if, during any period of two consecutive years (not including any period prior to the initial closing of the Placement), individuals who at the beginning of such period constitute the Board of Directors and any new director, (i) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to heath, disability or age, cease for any reason to constitute a majority of the Board of Directors.

       (e) Adjustment Reports. Whenever any adjustment is required in the shares into which any share of Class A Convertible Preferred Stock is convertible, the Corporation shall cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the holders of record of shares of Class A Convertible Preferred Stock at their address as shown on the stock transfer books of the Corporation.

       (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Class A Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Class A Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Class A Convertible Preferred Stock.

       The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of Common Stock upon conversion of the Class A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Class A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

       (g) Prior Notice of Certain Events. In case:

       (i) the Corporation proposes to take any action that would require an adjustment pursuant to Section 4(d) hereof; or

                     (ii) the Corporation proposes to take any action that would require any person to make provisions in a certificate or articles of incorporation or other constituent document as contemplated by
              Section 4(d) hereof; or

                     (iii) of a proposed Liquidation or a Fundamental Change;

then the Corporation shall cause to be mailed to the holders of record of the Class A Convertible Preferred Stock at their last addresses as they appear upon the stock transfer books of the Corporation, at least twenty days prior to the proposed effective date of the event being reported, or, if such event takes place without prior notice to or knowledge of the Corporation, within five days after the actual effective date, a notice summarizing the material terms of such event and stating the proposed or actual effective date (but no failure to mail such notice or any defect therein or in the mailing thereof shall effect the validity of the corporate action required to be specified in such notice).

       Section 5. Voting Rights. The holders of Class A Convertible Preferred Stock and Common Stock shall vote together as a class for the election of all the directors of the Corporation and, except as otherwise provided by law, the


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Charter or the terms of the Class A Convertible Preferred Stock, on all other matters to be voted on by the stockholders of the Corporation on the following basis: (1) each holder of Class A Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock which would be issuable to such holder upon the conversion of all the shares of Class A Convertible Preferred Stock so held on the record date for the determination of stockholders entitled to vote, and (2) each holder of Common Stock shall be entitled to one vote per share; provided, however, that:

       (i) the holders of Class A Convertible Preferred Stock and the holders of Common Stock will be entitled to vote as separate classes for any proposed merger, consolidation or sale of the assets of the Company as an entirety, but only if at the time of such proposal, one person or group of persons is the "beneficial owner" (as determined under the rules of Regulation 13D-G under the Securities Exchange Act of 1934, as amended) of more than 66 2/3% of the Preferred Stock;

              (ii) the holders of Class A Convertible Preferred Stock and the holders of Common Stock will be entitled to vote as separate classes for any stock splits, reverse stock splits, or other amendments to the Charter which in any way adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Common Stock.

       Section 6. Restrictions. At any time when shares of Class A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Charter or the terms of the Class A Convertible Preferred Stock, and in addition to any other vote required by law, without the prior consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Class A Convertible Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that propose, at which meeting the holders of the shares of such Class A Convertible Preferred Stock shall vote together as a class:

       (a) The Corporation will not create or issue any additional class or series of capital stock or any securities convertible into any additional class or series of capital stock unless such additional class or series of capital stock ranks junior to the Class A Convertible Preferred Stock both as to dividends and as to the distribution of the assets on Liquidation or increase the authorized amount of the Class A Convertible Preferred Stock or increase the authorized amount of any additional class or series of capital stock unless the same ranks junior to the Class A Convertible Preferred Stock both as to dividends and as to the distribution of assets on Liquidation, whether any such creation or authorization or increase shall be by means of amendment of the Charter or the terms of the Class A Convertible Preferred Stock, merger, consolidation or otherwise.

       (b) The Corporation will not amend, alter or repeal the terms of the Class A Convertible Preferred Stock in any way or amend the Charter in any way which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Class A Convertible Preferred Stock.

       Section 7. Ranking Upon Liquidation. Any class or series of capital stock of the Corporation shall be deemed to rank:

       (i) senior to the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of Class A Convertible Preferred Stock;

              (ii) on a parity with the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, whether or not the dividend rates, dividend payment dates or redemption or Liquidation prices per share thereof are different from those of the Class A Convertible Preferred Stock, if the holders of such class or series of stock and the Class A Convertible Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation prices, as the case may be, without preferences or priority one over the other; and


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       (iii) junior to the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, if such stock shall be Common Stock or any other class or series of capital stock of the Corporation if the holders of Class A Convertible Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of shares of such other stock.

       Section 8. Outstanding Shares. For purposes of the Class A Convertible Preferred Stock, all shares of Class A Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) shares of Class A Convertible Preferred Stock converted into Common Stock and (ii) shares of Class A Convertible Preferred Stock acquired or held by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

       Section 9. Status of Acquired Shares. Shares of Class A Convertible Preferred Stock received by the Corporation upon conversion pursuant to Section 4 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of capital stock, without designation as to class, and may thereafter be issued, but not as shares of Class A Convertible Preferred Stock except as otherwise permitted herein.

       Section 10. No Redemption. The shares of Class A Convertible Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof, except as provided in Section 4(d)(iv) hereof or the Charter.

       Section 11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

       Section 12. Time and Business Days. Wherever there are references herein to "at the close of business" such references shall mean 5:00 p.m. Pacific Standard or Daylight Time, as the case may be, on a business day. References to "business day" shall mean days other than (i) Saturday or Sunday, (ii) a legal holiday in the State of Nevada, or (iii) a day on which banking institutions in the City of Reno are authorized or obligated by law or executive order to be closed.

       IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 12, 2001.


WITNESS:                                SPECIALTY MORTGAGE TRUST, INC.


/s/ Grace C. Caudill                    /s/ Nello Gonfiantini III
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Grace C. Caudill                        Nello Gonfiantini III
Assistant Secretary                     President


       THE UNDERSIGNED, President of Specialty Mortgage Trust, Inc., who executed on behalf of the Corporation Amended and Restated Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                        /s/ Nello Gonfiantini III
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                                        Nello Gonfiantini III
                                        President


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